EXHIBIT 11
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)          ----------

                           National Datacomputer, Inc.
          Statement recomputation of net income (loss) per common share

                                                                                    June 30,            June 30,
                                                                                      1999                1998
                                                                                ---------------     ---------------
Net loss, as reported                                                           $     (158,288)     $     (438,374)

Preferred stock preference items:

Warrant                                                                                             $     (214,000)

Discount inherent in conversion terms of Series C
       convertible preferred stock upon issuance                                                    $      (25,958)

Discount inherent in conversion terms of Series D
       convertible preferred stock upon issuance                                                    $      (20,644)

Discount inherent in conversion terms of Series F
       convertible preferred stock upon issuance                                $      (37,500)               -

Interest on Series B, C, D and F convertible preferred stock                    $     (209,875)     $     (205,500)
                                                                                ---------------     ---------------

Total preferred stock preference item                                           $     (247,375)     $     (466,102)

Net loss attributable to common stockholders                                    $     (405,663)     $     (904,476)

Weighted average shares outstanding:

A. Shares attributable to common stock outstanding                                   2,404,745           1,771,383
B. Shares attributable to convertible preferred stock outstanding                         -                   -
C. Shares attributable to common stock options and warrants
       pursuant to APB 15, paragraph 38 (a)                                               -                   -
                                                                                ---------------     ---------------

Weighted average shares outstanding                                                  2,404,745           1,771,383
                                                                                ===============     ===============

Net loss per share                                                              $        (0.17)     $        (0.51)
                                                                                ===============     ===============